Exhibit 99.1

AcelRx Pharmaceuticals Appoints Mark G. Edwards To Its Board of Directors

REDWOOD CITY, Calif., September 28, 2011 — AcelRx Pharmaceuticals, Inc., (NASDAQ: ACRX) (“AcelRx”), a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of acute and breakthrough pain, announced that Mark G. Edwards has joined its Board of Directors. Mr. Edwards will also serve as the chairman of the Audit Committee. Mr. Edwards founded Deloitte Recap LLC (formerly, Recombinant Capital, Inc. “Recap”), a pharmaceutical and biotechnology consulting company, in 1988, and served as its Managing Director until the end of 2010. Recap has provided analysis, advice and negotiation support concerning the structure and valuation of biopharmaceutical alliances to several hundred companies over the past two decades. From 1999 until December 2000, Mr. Edwards was a General Partner of International Biomedicine Management Partners. He also served as a Director of Allos Therapeutics, Inc. from 1999 until 2007. Mr. Edwards has a Bachelor’s Degree in Economics and an MBA, both from Stanford University.

“Mark brings a wealth of both financial and pharmaceutical industry partnering transaction experience to AcelRx,” noted Richard King, AcelRx President and Chief Executive Officer. “We are pleased to have Mark join the Board of Directors and to chair our Audit Committee.”

“I am excited to join the AcelRx Board,” stated Mr. Edwards. “AcelRx has developed an impressive pipeline of market-focused pain product candidates. I am convinced of the tremendous opportunity afforded by the AcelRx sufentanil NanoTab technology in treating both post-operative pain and other acute and breakthrough pain conditions.”

About AcelRx Pharmaceuticals, Inc.

Based in Redwood City, CA, AcelRx Pharmaceuticals, Inc. (Nasdaq: ACRX) is a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of acute and breakthrough pain. AcelRx’s lead product candidate, the ARX-01 Sufentanil NanoTab PCA System, which is in preparation for Phase 3 clinical development, is designed to solve the problems associated with post-operative intravenous patient-controlled analgesia which has been shown to cause harm to patients following surgery because of the side effects of morphine, the invasive IV route of delivery and the inherent potential for programming and delivery errors associated with the complexity of infusion pumps. AcelRx has two additional product candidates which have completed Phase 2 clinical development: ARX-02 for the treatment of cancer breakthrough pain, and ARX-03 for providing mild sedation, anxiety reduction and pain relief for patients undergoing painful procedures in a physician’s office. A fourth product candidate, ARX-04, is a sufentanil product for the treatment of moderate-to-severe acute pain that is expected to enter Phase 2 clinical development in the second half of 2011 under a grant from the US Army Medical Research and Material Command.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to AcelRx Pharmaceuticals’ product pipeline, opportunity afforded by NanoTab technology, market for its products, and the clinical trials and product candidate development. These forward-looking statements are based on the company’s current expectations and inherently involve significant risks and uncertainties. AcelRx Pharmaceuticals’ actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: the success, cost and timing of AcelRx Pharmaceutical’s product development activities and clinical trials; its ability to obtain and maintain regulatory approval of its product candidates; its plans to research, develop and commercialize its product candidates; the market potential for its product candidates; and other risks detailed in the “Risk Factors” and elsewhere in AcelRx Pharmaceuticals’ Securities and Exchange Commission filings and reports, including its Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. AcelRx Pharmaceuticals undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Contact:

AcelRx Pharmaceuticals, Inc.

Jim Welch

Chief Financial Officer

650-216-3511

info@acelrx.com